Pricing Supplement No. 9 dated April 26, 2000                         Registration Nos. 333-74473
(To Prospectus dated March 15, 2000 and                                                 333-74473-01
Prospectus Supplement dated March 15, 2000)                           Filing under Rule 424(b)(3)

                                 FINOVA CAPITAL CORPORATION
                             Medium-Term Notes - Floating Rate

====================================================================================================
Principal Amount: $105,000,000             Original Issue Date (Settlement Date): May 1, 2000
                                           Stated Maturity: May 1, 2001
====================================================================================================
Calculation Agent (If other than Bank One Trust Company, N.A.):

Base Rate or Base Rates:

   [ ] CMT Rate                                                [X] LIBOR
   [ ] Commercial Paper Rate                                   [ ] Prime Rate
   [ ] Eleventh District Cost of Funds Rate                    [ ] Treasury Rate
   [ ] Federal Funds Rate                                      [ ] Other (see attached)

If LIBOR:                                                   If CMT Rate:

   [ ] LIBOR Reuters                                           Designated CMT Telerate Page:
       Page:                                                   If Telerate Page 7052:
   [X] LIBOR Telerate                                              [ ] Weekly Average
       Page: 3750                                                  [ ] Monthly Average
   Designated LIBOR Currency: USD                              Designated CMT Maturity Index:

Interest Payment Date(s): 1st day of August, November, February, May
      (following business day convention applies)              First Payment Date: August 1, 2000
Initial Interest Rate: 7.39125%                                Spread (plus or minus):+1.00%
Interest Reset Date: same as Interest Payment Date             Spread Multiplier: N/A
Interest Rate Reset Period: Quarterly                          Minimum Interest Rate: N/A
Index Maturity: Quarterly                                      Maximum Interest Rate: N/A
Interest Determination Date(s):second London Business Day before the Interest Reset Date

Day Count Convention (if no Day Count Convention is specified below, the Day Count Convention from the Original Issue Day until the principal of, premium,  if any, and interest on the
    Medium-Term  Notes offered  hereby (the "Notes") are paid in full will be as set forth in the Prospectus Supplement referred to above):

    [X] Actual/360 for the period from May 1, 2000 to May 1, 2001
    [ ] Actual/Actual for the period from          to
    [ ] 30/360 for the period from        to
    Applicable Base Rate:

Redemption:

    [X] The Notes cannot be redeemed at the option of FINOVA Capital Corporation (the
          "Company") prior to Stated Maturity.
    [ ] The Notes may be redeemed at the option of the Company prior to Stated Maturity.
        Initial Redemption Date:
        Initial Redemption Percentage:        %
        Annual Redemption Percentage Reduction:       % until the Redemption Price is 100%
          of the Principal Amount.

Optional Repayment:

    [X] The Notes cannot be repaid at the option of the Holders thereof prior to Stated
          Maturity.
    [ ] The Notes can be repaid at the option of the Holders thereof prior to Stated Maturity.
    Optional Repayment Date(s):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Original Issue Discount: [ ] Yes  [X] No
      Total Amount of OID:                          Yield to Maturity:
      Initial Accrual Period:                       Issue Price:
      Method used to determine yield for Initial Accrual Period:
      [ ] Approximate
      [ ] Exact

Form: [X] Book-Entry  [ ] Certificated

Agent:[ ] ABN AMRO Incorporated
      [ ] Banc of America Securities LLC
      [ ] Deutsche Bank Securities Inc.
      [X] Morgan Stanley & Co. Incorporated - $5,000,000
      [ ] Salomon Smith Barney Inc
      [X] Other: Banc One Capital Markets, Inc. - $100,000,000

Agent is acting in the capacity indicated below:
      [X] Agent  [ ] Principal

If as principal:
      [ ] The Notes are being offered at varying prices related to prevailing  market prices at the time of resale, plus accrued interest, if any, from the Original Issue Date.
      [ ] The Notes are being offered at a fixed initial  public  offering price of         %
          of the Principal Amount, plus accrued interest, if any, from the Original Issue Date.

If as agent:
      The Notes are being offered at a fixed initial public offering price of 100% of the
      Principal Amount, plus accrued interest, if any, from the Original Issue Date.

Agent's discount or commission: 0.15%

Net proceeds to Company: $104,842,500.00

CUSIP:  31808CCZ3

Trustee: Bank One Trust Company, N.A.

Other Provisions:


Certain capitalized terms used in this Pricing Supplement and not defined herein have the respective meanings ascribed thereto in the Prospectus and Prospectus
Supplement referred to above.

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